Exhibit 99.1
For Immediate Release
Mediacom Communications and Rocco B. Commisso
Complete Going-Private Transaction
Middletown, New York — March 4, 2011 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today announced the successful completion of its previously announced merger transaction with Rocco B. Commisso, the founder, Chairman and Chief Executive Officer of Mediacom. As a result of the merger, Mediacom is a private company wholly-owned by Mr. Commisso.
At a special meeting of stockholders held earlier in the day, holders of approximately 97% of the aggregate voting power of the outstanding shares of Mediacom’s Class A common stock and Class B common stock, voting together as a single class, voted to adopt the merger agreement.
In addition, the merger agreement contained a “majority of the minority” voting condition, which required approval by the affirmative vote of holders of at least a majority of the outstanding shares of Mediacom’s Class A common stock, exclusive of shares held by Mr. Commisso, his affiliates and immediate family members, and the executive officers and directors of Mediacom (“Public Shares”). The “majority of the minority” voting condition was satisfied, with approximately 97% of the Public Shares voted at the special meeting voting in favor of the adoption of the merger agreement.
In remarks following the completion of the merger, Mr. Commisso stated, “I was gratified to see our public stockholders overwhelmingly approve the going-private transaction at today’s meeting. Our management team and fellow employees can now focus full time on delivering the best experience to our customers. I am excited for the Company and our employees as we enter a new chapter in our history.”
“I wish to extend my heartfelt gratitude to the members of our Board of Directors, most of whom served the Company since our initial public offering in 2000. Throughout the years, they made tremendous contributions, provided sound wisdom and advice to our management team, and at all times upheld the interests of public stockholders. I wish them well in their future endeavors,” concluded Mr. Commisso.
As a result of the merger, all outstanding shares of Mediacom’s Class A common stock and Class B common stock, other than those held by Mr. Commisso and his affiliates or as to which appraisal rights are perfected, were converted into the right to receive $8.75 per share in cash, without interest. BNY Mellon, as paying agent for the merger, will mail to Mediacom stockholders materials to advise them of their rights and facilitate receipt of payment for their Mediacom shares. Shares of Mediacom’s Class A common stock will be suspended from trading on the Nasdaq Global Select Market prior to market opening on Monday, March 7, 2011.
Mr. Commisso received financial advice from J.P. Morgan Securities LLC and BofA Merrill Lynch and legal advice from Baker Botts LLP.
The Special Committee of Mediacom’s Board of Directors received financial advice from Barclays Capital Inc. and legal advice from Simpson Thacher & Bartlett LLP. In addition, Mediacom received legal advice from SNR Denton US LLP.

About Mediacom
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including traditional and advanced video services such as digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Contacts:
Investor Relations	Media Relations
Calvin G. Craib	Thomas J. Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754